TSX-V: LEO | OTCQB: LCGMF

Lion Copper & Gold Expands Strategic Land Position Associated with the Bear Project Area in the Yerington Copper District

Yerington, Nevada - July 31st, 2026 - Lion Copper & Gold Corp. ("Lion" or the "Company") (CSE: LEO) (OTCQB: LCGMF) is pleased to announce that it has completed the acquisition of approximately 183 acres of additional strategic lands associated with the Bear project area within the Yerington Copper District, Nevada.

The acquisitions form part of the Company's ongoing strategy of consolidating strategic property interests throughout the Yerington Copper District to support future exploration, engineering, permitting and long-term project development.

The newly acquired lands strengthen Lion's overall land position within the broader Bear project area and provide additional flexibility for future infrastructure planning, access, environmental management, operational layouts and other development-related activities as the Company continues advancing its district-scale copper portfolio.

Building Long-Term District Value

Over the past several years, Lion has pursued a disciplined strategy of assembling and consolidating key mineral, surface and infrastructure-related property interests throughout the Yerington Copper District.

The Company believes that controlling strategically located lands is an important component of responsible project development and enhances its ability to optimize future engineering and permitting decisions while reducing long-term development constraints.

The acquisition of strategic interests announced today represents another step in executing that long-term strategy.

John Banning, Chief Executive Officer of Lion Copper & Gold, commented:

"We continue to take a disciplined approach to strengthening our position within the Yerington Copper District by acquiring strategic property interests where we believe they can create long-term value for the Company and its shareholders.

These acquisitions improve our flexibility as we continue advancing technical studies and evaluating future development opportunities across the district. We view strategic land consolidation as an important part of reducing long-term project risk and maximizing optionality as our projects continue to advance."

Continuing Advancement of the Yerington Copper District

Lion continues to advance multiple technical and engineering initiatives across its Yerington Copper District assets while evaluating opportunities to further strengthen its district-wide land position where acquisitions are considered strategically beneficial.

The Company remains focused on systematically advancing one of North America's premier copper development districts through technical excellence, disciplined project planning and responsible long-term development.

Nuton Earn-in Agreement

The Bear Deposit forms part of the "Mining Assets" subject to the Option to Earn-in Agreement between the Company and Rio Tinto America Inc., acting through its wholly-owned subsidiary Nuton LLC ("Nuton"), originally announced in March 2022. Under that agreement, Nuton may earn a minimum 65% interest in the Mining Assets - which include the historic Yerington Mine, the MacArthur Project, the Wassuk property, the Bear Deposit, and associated water rights - by funding a staged program of studies, engineering, exploration and permitting activities.

Nuton has previously funded exploration and technical work on the Yerington Copper Project, including work specifically directed at the Bear Deposit. In December 2025, the Company and Nuton executed a definitive Earn-In agreement, and in January 2026 the Company received a further funding installment from Nuton to advance the Definitive Feasibility Study ("DFS") and associated permitting activities for the Yerington Copper Project.

Nuton's interest in the Mining Assets, including Bear, has not yet vested. Upon completion of the DFS, Nuton and the Company are expected to determine whether to establish an investment vehicle to which the Mining Assets would be transferred, with Nuton holding a 65% interest. There can be no assurance as to the timing or outcome of that determination, or that Nuton's earn-in will ultimately be completed on the terms currently contemplated or at all.

Additional information regarding the Nuton earn-in arrangement is set out in the Company's prior news releases and continuous disclosure filings.

About Lion Copper and Gold Corp.

Lion CG is a junior mining company advancing its Yerington, MacArthur and Bear projects in Lyon County, Nevada through an earn-in agreement with Nuton. The Project focuses on accelerating production from its long-life, low-strip-ratio, brownfield-advantaged Yerington Copper Project utilizing modern processing technologies.

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About Nuton

Nuton is an innovative venture that aims to help grow Rio Tinto's copper business. At the core of Nuton is a portfolio of proprietary copper leaching related technologies and capability that offers the potential to economically unlock copper from primary sulfide resources through leaching, achieving market-leading recovery rates and contributing to an increase in copper production at new and ongoing operations.

One of the key differentiators of Nuton is the ambition to produce the world's lowest footprint copper while having at least one Positive Impact at each deployment site across five pillars: water, energy, land, materials and society.

John Banning
Chief Executive Officer

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Forward-Looking Statements

Neither the Canadian Securities Exchange nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

This news release contains "forward-looking statements" within the meaning of applicable United States securities laws and "forward-looking information" within the meaning of applicable Canadian securities laws, including National Instrument 51-102 - Continuous Disclosure Obligations. Forward-looking statements include, but are not limited to, statements regarding the Company's land consolidation strategy in the Yerington Copper District, the anticipated benefits of the Bear project area land acquisition, future exploration, engineering, permitting and development activities, the advancement of the Yerington, MacArthur and Bear projects, the Definitive Feasibility Study, the Nuton earn-in arrangement and the Company's long-term development plans. Forward-looking statements are based on management's current expectations, estimates and assumptions, including assumptions regarding title, access, permitting, funding, regulatory approvals, commodity prices, technical results and general business conditions. These statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including risks related to mineral exploration and development, permitting and environmental matters, project economics, financing, market conditions, title and surface rights, water rights, regulatory approvals, and the timing or completion of the Nuton earn-in arrangement. Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake to update or revise any forward-looking statements except as required by applicable law.

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